                                                                   Exhibit 10.17

                                EMPLOYMENT AGREEMENT

      This employment agreement ("AGREEMENT") is dated October 31, 2005 and is between SENDTEC ACQUISITION CORP., a Delaware corporation (the "COMPANY"), and
Donald Gould, Jr. (the "EXECUTIVE").

                                    RECITALS

      The Company is engaged in the development, sales and support of online and offline marketing services (the "BUSINESS"). The Company is purchasing substantially all of the business and assets of SendTec, Inc. ("SENDTEC"). In connection with this purchase (the "ACQUISITION"), the Company has offered employment certain key employees of SendTec, including the Executive.

      The Executive has agreed to join the Company as one of its employees. Both the Company and the Execu6ve are in accord that the terms and conditions of
Executive's employment by the Company ought to be set forth in writing, and this
Agreement has been prepared for that purpose.

      It is intended that this Agreement shall become immediately and automatically effective effective upon consummation of the transactions contemplated in connection with the Acquisition (the "CLOSING").

      The parties hereto therefore agree as follows:

      1. EMPLOYMENT.

            a. The Company agrees to employ the Executive, and the Executive agrees to be employed by the Company, in accordance with the terms and conditions of this Agreement. The Executive shall devote all of his business time, attention, and energies exclusively to the business of the (Company and shall not, while employed by the Company, be engaged in any other business activity, whether or not such business activity is pursued for gain, profit or other pecuniary advantage; provided, however, the Executive shall not be prevented from (i) investing savings other assets or other such form or manner as shall not require any services on the part of the Executive, nor, if approved in advance in writing by the Company, from (ii) serving as a member of the Board of Directors of other entities that do not compete with the Company, or (iii)
participating iii professional, civic and governmental organizations provided that the activities referenced in clauses (i), (ii) and (iii) above do not, individually or in the aggregate, (A) interfere with the performance of
Executive's duties hereunder or (B) violate or conflict with the provisions of
Sections 11 and 12 hereof.

            b. The Executive affirms and represents that he is under no obligation to any former employer or other party that is in any way inconsistent with, or that imposes any restriction upon, the Executive's acceptance of employment hereunder with the Company, the employment of the Executive by the
Company, or the Executive's undertakings under this Agreement.

      2. TERM OF THIS AGREEMENT. Unless earlier terminated as provided in this
Agreement, the term of this Agreement shall commence on the date hereof and shall continue until the fifth anniversary hereof and thereafter may be renewed for additional one-year terms (each a "TERM") unless written notice is given by either party hereto to the other party of his or its desire not to renew this
Agreement at least 90 days prior to the end of the then current Term.

      3. POSITION AND DUTIES. During the Term, the Executive shall serve as
Chief Financial Officer of the Company and in so doing, shall faithfully perform such duties and responsibilities ordinarily associated with his position as the
Chief Financial Officer and the Board of Directors of the Company shall from time to time determine and shall be subject to periodic performance evaluations and reviews by the Chief Executive Officer and the Board of Directors. The
Executive shall perform his duties principally at the offices of the Company located in St. Petersburg, Florida, or such other places as the Chief Executive
Officer and Board of Directors may reasonably determine, with such travel to such other locations as the Chief Executive Officer and the Board of Directors
may reasonably prescribe.

      4. COMPENSATION.

            a. SALARY. As compensation for the performance by the Executive of the services to be performed by him hereunder, the Executive shall be paid an annual salary of TWO HUNDRED TWENTY FIVE THOUSAND DOLLARS ($225,000) (such amount, together with any increases thereto as may be determined from time to time by the Board of Directors in its sole discretion, but subject to the provisions of this Agreement, being hereinafter referred to as "SALARY"). Any
Salary payable hereunder shall be paid in regular intervals in accordance with the Company's payroll practices in effect from time to time.

            b. BONUS. The Company shall pay to the Executive such incentive compensation and bonuses, if any, (i) as the Board of Directors in its absolute discretion may determine to award the Executive, and (ii) to which the Executive

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may become entitled pursuant to the terms of any incentive compensation or bonus program, plan or agreement from time to time in effect and applicable to the
Executive.

      5. STOCK OPTIONS. The Executive shall be eligible to participate in the
Company's stock option plans to the extent approved by the Board of Directors, pursuant to the terms and conditions of such plans.

      6. FRINGE BENEFITS. The Company shall provide the Executive with the following fringe benefits as part of his compensation:

            a. INSURANCE. The Executive and his dependents shall be provided with all group insurance benefits, including disability insurance, as provided to other senior executives of the Company in accordance with the provisions of any such insurance policies as the same may be in effect from time to time.

            b. VACATION, SICK DAYS AND PERSONAL DAYS. The Executive shall be entitled to four weeks paid vacation per year and holidays in accordance with
Company policy. Vacation shall be taken at times when reasonably appropriate given the Executive's responsibilities and consistent with needs of the Company.
At termination, the Executive shall be entitled to compensation for all accrued but unused vacation days. In addition, the Company shall provide the Executive with such paid sick leave and personal days as are provided from time to time to other Company senior executives; provided, however, that in the event of termination of employment, the Executive shall not be entitled to any compensation for accrued, unused personal days and sick days consistent with the needs of the Company. At termination, the Executive shall be entitled to

            c. REIMBURSEMENT OF BUSINESS EXPENSES. The Executive's reasonable and necessary out-of-pocket business expenses incurred by the Executive in the performance of his duties hereunder shall be reimbursed in accordance with
Company policy.

            d. 401(K) PLAN. The Executive shall be eligible to participate in the Company's 401(k) plan as available to other senior executives of the Company in accordance with its terms and federal law.

            e. OTHER COMPANY BENEFITS. During the Term, the Executive shall be entitled to participate in each Company employee benefit plan to the same extent that such employee benefit plan is generally available to other senior executives of the Company.

      7. INDEMNITY. The Executive shall be entitled to indemnification in all instances in which the Executive is acting within the scope of his authority to the fullest extent permitted by the Company's certificate of incorporation and bylaws, and applicable law, from and against any damages or liabilities, including reasonable attorney's fees; provided, however, that the Executive shall not be entitled to indemnification for damages or liabilities which result from or arise out off the Executive's willful misconduct or gross negligence.

      8. DIRECTORS AND OFFICERS INSURANCE. During the Term, the Company agrees to maintain directors and officers' insurance in an amount of at least
$3,000,000.

      9. TERMINATION OF AGREEMENT.

            a. RESIGNATION BY EXECUTIVE. The Executive may elect to terminate this Agreement, and resign employment, with or without Good Reason, as that term is defined below, by delivering sixty (60) days advance written notice of resignation to the Company. Upon receipt of such notice, the Company may require the Executive to work the sixty (60) days of the notice period, or at its option, may waive some or all of the notice, and release the Executive prior to the notice date. In the event of a resignation without Good Reason, the
Executive shall not be entitled to any payments, salary continuation, severance or other benefits, except for: (i) his salary to the extent accrued and unpaid through the Executive's termination date; (ii) payment for unused vacation days to the extent accrued through the Executive's termination date; and (iii) any reasonable business expenses incurred prior to termination, but not reimbursed as of the date of termination, that are due and owing pursuant to the Company's business expense reimbursement policy; and (iv) health insurance continuation benefits under COBRA, at his own election and sole expense. In the event of a resignation with Good Reason, the Executive shall be entitled to all of the compensation and benefits paid in connection with a resignation without Good
Reason, and he shall receive, in addition, Severance Payments, as defined below.

            b. TERMINATION OF AGREEMENT BY THE COMPANY FOR GOOD CAUSE. The
Company may, immediately and unilaterally, terminate the Executive's employment at any time during the Term for Good Cause, as defined below, through written notice to the Executive. In the event of a termination for Good Cause, the
Executive shall not be entitled to any payments, salary continuation, severance or other benefits, except for: (i) his salary to the extent accrued and unpaid through the Executive's termination date; (ii) payment for unused vacation days to the extent accrued through the Executive's termination date; and (iii) any reasonable business expenses incurred prior to termination, but not reimbursed as of the date of termination, that are due and owing pursuant to the Company's business expense reimbursement policy; and (iv) health insurance continuation benefits under COBRA, at his own election and sole expense. The Executive's right to exercise a vested employee option shall terminate on the date of his termination for Good Cause by the Company or his resignation without Good
Reason.

            c. TERMINATION OF AGREEMENT BY THE COMPANY FOR REASONS OTHER THAN
GOOD CAUSE. The Company may terminate the Executive's employment under this
Agreement at any time during the Term without Good Cause by giving ten (10) days advance written notice to the Executive of the Company's election to terminate.
During such ten (10) day period, the Executive agrees to be available on a full-time basis for the benefit of the Company to assist the Company in making the transition to a successor, among other things. In the event of a termination without Good Cause, the Executive shall be entitled to all of the compensation and benefits paid in connection with a termination for Good Cause, and he shall receive, in addition, Severance Payments, as defined below.

            d. TERMINATION BY DEATH OF THE EXECUTIVE. This Agreement shall be terminated by the death of the Executive as of the date of death. In the event of the death off the Executive, the Company's obligations hereunder shall automatically cease and terminate; provided, however, that within thirty (30)
days of the Executive's death, the Company shall pay to the Executive's heirs or personal representatives his accrued but unpaid salary, and compensation for any unused accrued vacation, and any reasonable business expense reimbursement due pursuant to Company policy.

            e. DEFINITION OF GOOD CAUSE. The term "GOOD CAUSE," as used in this
Agreement shall mean:

                  (1) The Executive's inability to perform his duties hereunder due to physical or mental Disability (as defined below);

                  (2) The Executive's indictment for, conviction of, or the
entering of a plea of nolo contender with respect to, a felony;

                  (3) The Executive's abuse of illegal controlled substances;

                  (4) The Executive's acts of moral turpitude or fraud, his
embezzlement of funds or other assets of the Companies (as hereinafter defined)
or his acceptance of a bribe or kickback;

                  (5) The failure, refusal or neglect of the Executive to render services to the Company in accordance with his obligations under this Agreement,

or gross negligence of the Executive in the performance of such duties, which is not cured within seven days after written notice of same to the Executive identifying such failure, refusal or neglect of services in question;

                  (6) Failure of the Executive to obey the reasonable and lawful orders and policies of the Board of Directors that are consistent with the provisions of this Agreement, which is not cured within seven days after written notice of same to the Executive identifying such failure; or

                  (7) A material breach of any provision of this Agreement by the Executive, which is not cured within seven days after written notice of same to the Executive identifying such breach.

            f. DEFINITION OF GOOD REASON. The term "GOOD REASON," as used in this Agreement, shall mean:

                  (1) A material breach of this Agreement by the Company, which is not cured within seven days after written notice of same to the Company identifying such breach.

                  (2) Requiring the Executive to be principally based at any office or more than 50 miles from the office to which he was primarily assigned at the time of execution of this Agreement;

                  (3) A termination of the Executive's employment by Executive for any reason at all, or no reason, within six months of a change of control of the Company (a "CHANGE OF CONTROL"). For the purposes of this Agreement, a
Change of Control shall be deemed to have occurred on the earliest of the following: the date of (i) a merger or consolidation of the Company with or into another unaffiliated corporation, in which the Company is not the continuing or surviving corporation or pursuant to which any common shares of the Company would be converted into cash, securities, or other property of another corporation, other than a merger of the Company in which holders of Company common shares immediately prior to the merger have the same proportionate ownership of common shares of the surviving corporation immediately after the merger, or (ii) a sale or other disposition of substantially all the assets of the Company.

                  (4) A material change in the Business of the Company, without the Executive's concurrence; or

                  (5) Any material adverse change in the Executive's position or duties and responsibilities, including any failure to elect Executive as Chief
Financial Officer of the Company, reporting to the Chief Executive Officer of the Company.

            g. DEFINITION OF DISABILITY. The teen "DISABILITY," as used in this
Agreement, shall mean the Executive's inability to perform his duties for a period of 90 days or more, consecutive or non-consecutive, in any twelve-month period, due to mental or physical disability or incapacity, as determined by a physician selected by the Company and reasonably acceptable to the Executive or to the Executive's legal representative, such agreement as to acceptability not to be unreasonably withheld or delayed. Any refusal by the Executive to submit to a medical examination for the purpose of determining the existence of a
Disability shall constitute conclusive evidence of the Executive's Disability.

      10. SEVERANCE. If the Company terminates this Agreement pursuant to
Section 9(c) without Good Cause, or if the Executive resigns pursuant to Section
9(a) for Good Reason, then the Company shall continue to pay the Executive his
Salary for a period of twelve months from the date of termination ("SEVERANCE
PERIOD") in regular intervals in accordance with the Company's payroll practices in effect from time to time ("SEVERANCE PAYMENTS"). Severance Payments shall not include any other compensation for fringe benefits which would have been received by or granted to the Executive had this Agreement continued during the
Severance Period. Severance Payments shall be treated as Salary for tax purposes, and taxes will be withheld from Severance Payments just as if it were
Salary.

      11. RESTRICTIVE COVENANTS.

            a. During the term of the Executive's employment with the Company and for the one-year period following such employment, Executive shall not, directly or indirectly:

                  (1) Solicit, hire, retain, induce or attempt to solicit, hire, or retain or induce any employee or consultant of any of the Companies to leave the employ or lessen the extent of his, her or its relationship with the
Companies or in any way interfere with the relationship between any of the
Companies and any employee or consultant thereof;

                  (2) call on or contact any supplier or customer of the
Companies or any agent of the Companies for the purpose of soliciting, diverting or taking away or lessening any relationship with any such supplier, customer or agent from the Companies;

                  (3) hire, engage, send any work to, place orders with, or in any manner be associated or engage in any activity with any supplier, contractor, subcontractor, distributor, customer, investor or business relation of any of the Companies if such action by him have an adverse effect on the business, assets, financial condition or prospects of any of the Companies, or interfere with the relationship between any such person or entity of any of the
Companies;

                  (4) engage or participate in any business or line of business that competes with the Business conducted by the Companies or under consideration by the Companies or perform, provide or offer any products and/or services of a kind or type developed, produced, marketed, sold, offered, provided, performed or otherwise exploited by the Companies or engage in business with, or provide advice or services to, any person or entity which directly or indirectly competes with any of the Companies in the Business;
provided, however, that in the event the Company has committed a material breach of this Agreement by failing to pay Salary due under the Agreement, or by failing to pay Severance Payments under the Agreement, and where such breach has not been cured by the Company within two weeks after written notice of same to the Company, then the Executive shall be relieved of the obligations imposed by this Section 11.

                  (5) engage in business with, or provide advice or services to, any person or entity which directly or indirectly competes with the Business or any other line of business of the Companies.

            b. In connection with the foregoing provisions of this Section 11, the Executive represents that his experience, capabilities and circumstances are such that such provisions will not prevent him from earning a livelihood. The
Executive further agrees that the limitations set forth in this Section 11
(including, without limitation, time limitations) constitute the "legitimate business interests" of the Companies within the meaning of Florida Statutes
542.335 and are hereby conclusively agreed to be legally sufficient to support such covenants. Such "legitimate business interests" include but are not necessarily limited to trade secrets; valuable confidential business or professional information that does not legally qualify as trade secrets;
substantial relationships with specific prospective or existing customers or clients; customer or client good will associated with an ongoing business, by way of trade name, trademark, service mark or "trade dress", in a specific geographic location and a specific marketing or trade area; and extraordinary or specialized training. It is further acknowledged and agreed that all such restrictive covenants set forth above are reasonably necessary to protect the legitimate business interests of the Companies and are not overbroad or unreasonable. It is acknowledged and agreed that the Company is specifically relying upon the foregoing statements in entering into this Employment
Agreement. It is understood that the covenants made by the Executive in this
Section 11 (and in Section 12 hereof) shall survive the expiration or termination of this Agreement.

      12. CONFIDENTIAL INFORMATION. The Executive hereby covenants, agrees and acknowledges as follows:

            a. The Executive has and will have access to and will participate in the development of or be acquainted with confidential or proprietary information and trade secrets related to the business of the Company and any present and future subsidiaries or affiliates of the Company (collectively with the Company, the "COMPANIES"), including but not limited to (i) customer lists; the identity, lists or descriptions of any new customers, referral sources or organizations;
financial statements; cost reports or other financial information; contract proposals or bidding information; business plans; training and operations methods and manuals; personnel records; software programs; email databases;
reports and correspondence; and management systems policies or procedures, including related forms and manuals; (ii) information pertaining to future developments such as future marketing or acquisition plans or ideas, and potential new business and (iii) all other tangible and intangible property that are used in the business and operations of the Companies. The information and trade secrets relating to the business of the Companies described hereinabove in this paragraph (a) are hereinafter referred to collectively as the "CONFIDENTIAL
INFORMATION," provided that the term Confidential Information shall not include any information (x) that is or becomes generally publicly available (other than as a result of violation of this Agreement by the Executive or the violation of an agreement of like tenor by any other person or entity) or (y) that the
Executive receives on a nonconfidential basis from a source (other than the
Companies or their representatives) that is not known by her to be bound by an obligation of secrecy or confidentiality to any of the Companies.

            b. The Executive shall not disclose, use or make known for his or another's benefit any Confidential Information or use such Confidential
Information in any way, except as is in the best interests of the Companies in the performance of the Executive's duties under this Agreement. The Executive may disclose Confidential Information when required by a third party and applicable law or judicial process, but only after providing (i) immediate notice to the Company at any third party's request for such information, which notice shall include the Executive's intent with respect to such request, and
(ii) sufficient opportunity for the Company to challenge or limit the scope of the disclosure on behalf of the Companies, the Executive or both.

            c. Upon termination of his employment with the Company for any reason, the Executive shall forthwith return to the Company all Confidential
Information in whatever form maintained (including, without limitation, computer discs and other electronic media).

      13. REMEDIES. The Executive acknowledges that a remedy at law for any breach or threatened breach of the provisions of Sections 11 or 12 hereof would be inadequate, that the Company would be irreparably injured by such breach and that, therefore, the Company shall be entitled to injunctive relief in addition to any other available rights and remedies in case of any such breach or threatened breach, without the necessity of posting a bond or proving damages.

      14. SEVERABILITY. In the event that any court of competent jurisdiction shall finally hold that any provision of Section 11 or 12 hereof is void or constitutes an unreasonable restriction against the Executive, Section 11 or 12, as the case may be, shall not be rendered void, but shall apply with respect to such extent as such court may judicially determine constitutes a reasonable restriction under the circumstances, and, in such connection, the parties hereto authorize any such court to modify or sever any suet! provision, including without limitation, any such provision relating to duration and geographical area, to the extent deemed necessary or appropriate by such court. If any part of this Agreement other than Section 11 or 12 is held by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced in whole or in part by reason of any rule of law or public policy, such part shall be deemed to be severed from the remainder of this Agreement for the purpose only of the particular legal proceedings in question and all other covenants and provisions of this Agreement shall in every other respect continue in full force and effect and no covenant or provision shall be deemed dependent upon any other covenant or provision.

      15. DEVELOPMENTS.

      The Executive shall promptly disclose to the Company all processes, trademarks, inventions, improvements, discoveries and other information related to the Business of the Company (collectively "DEVELOPMENTS") conceived, developed or acquired by him alone or with others during the Term, whether or not conceived during regular working hours, or through the use of Company time, material or otherwise. All such Developments shall be the sole and exclusive property of the Company, and upon request the Executive shall deliver to the
Company all drawings, sketches, models and other data and records relating to such Developments. In the event any such Developments shall be deemed by the
Company to be patentable, the Executive shall, at the expense of the Company, assist the Company in obtaining a patent or patents thereon and execute all documents and do all other things necessary or proper to obtain letters patent and to vest the Company with full title thereto. The Executive represents and covenants that as of the date hereof there are no Developments the Executive conceived prior to execution of this Agreement, which are not owned by the
Company and which relate in any way to the Business.

      16. NOTICES. All notices required to be given or delivered by this
Agreement shall be in writing and shall be deemed to have been given when (i)
delivered personally, (ii) sent by nationally recognized express courier service
(charges prepaid) (iii) mailed by certified or registered mail, return receipt requested and postage prepaid or (iv) sent by facsimile to the parties at their respective addresses and/or facsimile numbers set forth below or to such other address or number as either party shall have designated in writing to the other party hereto. The date of the giving of such notices delivered personally or by courier shall be the date of their delivery and the date of giving of such notices by certified or registered mail shall be the date that is five days after the posting of the mail:

            IF TO THE COMPANY:

            SendTec Acquisition Corp.
            877 Executive Center Drive
            Suite 300
            St. Petersburg, Florida 33702
            Fax (727) 576-4864
            Attn. CEO

            IF TO THE EXECUTIVE:
            Mr. Donald Gould, Jr.
            1211 S. Suffolk Drive
            Tampa, Florida  33629

      17. WAIVER AND AMENDMENT. Failure to insist upon strict compliance with any of the terms, covenants or conditions hereof shall not operate or be construed as a waiver of any subsequent term, covenant or provision nor shall any waiver or relinquishment of any right or power hereunder at any one or more times be deemed a waiver or relinquishment of such right or power at any other time or times. This Agreement may be amended only by a writing signed by the
Executive and by a duly authorized representative of the Company.

      18. BINDING EFFECT. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, legal representatives and assigns. Neither this Agreement nor any right or interest hereunder shall be assignable by the Executive or his beneficiaries or legal representation without the prior written consent of the Company; provided, however, that nothing in this Section 18 shall preclude the Executive from designating a beneficiary to receive any benefit payable upon his death or incapacity.

      19. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida, except that body of law relating to choice of laws. In addition, any legal suit, action or proceeding arising out of or relating to this Employment Agreement shall be instituted exclusively in the federal or state courts in the state of Florida, Broward
County, and each party waives any objection to the venue of any such suit, action or proceeding and the right to assert that such forum is not a convenient forum, and irrevocably consents to the jurisdiction of such federal or state courts in the state of Florida, Broward County, in any such suit, action or proceeding.

      20. ENTIRE AGREEMENT. This Agreement represents the entire agreement between the parties hereto and supersedes any prior agreements, contracts, understandings or arrangements, whether oral or written, regarding the subject matter hereof.

      21. SURVIVAL OF PROVISIONS. Neither the termination of this Agreement, nor the Executive's employment hereunder, shall terminate or affect in any mariner any provision of this Agreement that is intended by its terms to survive such termination, including without limitation, the provisions of Sections 7, 11 and
12.

      22. ATTORNEY'S FEES. In any action or proceeding, legal or equitable, brought under or pursuant to this Agreement, the prevailing party shall be entitled to seek all costs and expenses incurred by such party, including reasonable attorneys' fees and expenses.

      23. COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and together shall constitute one and the same instrument.

      IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first written above.

                                        SENDTEC ACQUISITION CORP:

                                        By: /s/ Paul Soltoff
                                            ------------------------------------
                                            Name:  Paul Soltoff
                                            Title: CEO

                                            /s/ Donald Gould, Jr.
                                            ------------------------------------
                                            Donald Gould, Jr.

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